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                                   EXHIBIT 99
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FOR RELEASE: Monday, October 17

                            Delmarva Power Announces
                       Results of Early Retirement Option


     Delmarva Power & Light Co. today announced that 296 out of 360 eligible employees--or 82%--took the early retirement option announced last spring by the company. Most of the employees are scheduled to leave their jobs by December 31, 1994.

     "The results are about what we expected," said Howard E. Cosgrove, chairman, president, and chief executive officer of Delmarva Power. "We will miss the people. While we are losing a lot of experience and expertise, we have the depth of resources to continue to manage our business successfully. We felt this cost-cutting move was necessary to help position the company better for the competition developing in the utility industry."

     The company estimates it can save about $13 million to $17 million annually through a reduced workforce.

     Also, the company is evaluating the accounting for the early retirement option costs, considering the increasing competition in the utility industry. Depending on the outcome of this evaluation, the company may decide to write off the cost of the early retirement package against third quarter 1994 earnings instead of deferring the cost to be amortized over five years as previously disclosed. The cost of the early retirement option is estimated to be about $17.5 million.


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